                                        FOR IMMEDIATE RELEASE

                                        Contact: Christopher J. Eperjesy
					(262) 638-4343



                  TWIN DISC, INC., ANNOUNCES HIGHER FISCAL 2006
                      SECOND-QUARTER FINANCIAL RESULTS

                     Second-Quarter Diluted EPS Up 121.1%
                       First-Half Diluted EPS Up 123.7%
                           Backlog Up Significantly
                       Management Confident About 2006

     RACINE, WISCONSIN-January 24, 2006-Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2006 second quarter and first half ended December 31, 2005.

     Sales for the quarter ended December 31, 2005, improved 4.2 percent to $57,051,000 from $54,731,000 in the same period a year ago. Year to date, sales increased 6.5 percent to $106,628,000 from $100,113,000 in the fiscal 2005 first half. Sales continue to benefit from strong demand across all the markets the Company serves, especially from its oilfield, military, and commercial marine customers.

     Gross margin as a percentage of sales increased 2.6 percentage points to
28.1 percent from 25.5 percent in last year's comparable period. For the fiscal 2006 first half, gross margin as a percentage of sales increased 2.9 percentage points to 28.5 percent from 25.6 percent in the same period last year. The increase in gross margins is a result of a shift in product mix to higher margin items, selective price increases, improved absorption due to higher volume at the Company's domestic manufacturing operation, and previously announced cost reduction programs.

     Net earnings for the second quarter increased 123.6 percent, or $1,376,000, to $2,489,000, or $0.84 per diluted share, compared with $1,113,000, or $0.38 per diluted share, for the fiscal 2005 second quarter. For the fiscal 2006 first half, net earnings increased 127.1 percent to $4,974,000, or $1.70 per diluted share, compared with $2,190,000, or $0.76 per diluted share, in the fiscal 2005 first half.

     Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said, "Fiscal 2006 is turning out to be one of the best years in the Company's 87 year history. We are extremely pleased with the positive momentum as this was the best second quarter of sales since 1982, and the best second quarter for net earnings since 1989. With our trailing twelve-month sales and earnings now at $224,987,000 and $3.31 per diluted share, respectively, we are confident about the financial outlook for fiscal 2006. We are encouraged with our financial growth and are seeking acquisitions to further expand our internal businesses."

Christopher J. Eperjesy, Vice President, Chief Financial Officer and Secretary, stated, "The Company's balance sheet remains firm. At the end of the second quarter, working capital increased 27.5 percent to $55,608,000. Our accounts receivable and accounts payable decreased 10.9 percent and 17.7 percent, respectively. With our six-month backlog up 40.0 percent since June 30, 2005, our inventories were up only 13.0. Further, over the past five years, over half of our sales and significantly more than half of our income came in the second half of the year. Shareholders' equity now stands at $69,879,000, an increase of 4.5 percent from $66,899,000 at June 30, 2005."

     Mr. Batten concluded, "Our backlog of orders to be shipped over the next six months is approximately $87,000,000, up over 60.0 percent compared with the same period a year ago. Based on our expanding backlog, strong margins, business mix and favorable industry dynamics, Twin Disc is well positioned to continue to expand sales and earnings throughout the year."

     Twin Disc designs, manufactures and sells heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives and propellers; power-shift transmissions; power take-offs and reduction gears; industrial clutches; and control systems. The Company sells its products to customers primarily in the marine, industrial equipment, government, energy and natural resources, and agricultural markets.

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     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                       --Financial Results Follow--

                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per-share data; unaudited)


                                Three Months Ended          Six Months Ended
                                  December 31,                December 31,
                                2005          2004          2005       2004
                                ----          ----          ----       ----
Net sales                    $57,051       $54,731      $106,628   $100,113
Cost of goods sold            41,028        40,793        76,201     74,523
                              ------        ------        ------     ------
   Gross profit               16,023        13,938        30,427     25,590
Marketing, engineering and
   administrative expenses    11,489        11,261        21,637     20,770
Interest expense                 399           291           715        510
Other expense (Income), net      (47)          185          (101)       141
                              -------       ------        -------    ------
Earnings before income
   taxes and minority interest 4,182         2,201          8,176     4,169
Income taxes                   1,671         1,045          3,137     1,911
Minority interest                 22            43             65        68
                               -----         -----          -----     -----
   Net earnings               $2,489        $1,113         $4,974    $2,190
                              ------        ------         ------    ------
                              ------        ------         ------    ------

Earnings per share:
   Basic                      $ 0.86        $ 0.39         $ 1.73    $ 0.77
   Diluted                    $ 0.84        $ 0.38         $ 1.70    $ 0.76

Average shares outstanding:
   Basic                       2,888         2,859          2,877     2,848
   Diluted                     2,950         2,907          2,934     2,895

Dividends per share           $0.175        $0.175         $ 0.35    $ 0.35



                           CONDENSED CONSOLIDATED  BALANCE SHEETS
                       (In thousands, except per-share data; unaudited)

                                             December 31,            June 30,
                                                2005                   2005
                                                ----                   -----
ASSETS
Current assets:
   Cash and cash equivalents                 $11,493                 $11,614
   Trade accounts receivable, net             33,623                  37,751
   Inventories, net                           54,778                  48,481
   Deferred income taxes                       6,944                   5,514
   Other                                       2,437                   3,423
                                             -------                 -------
Total current assets                         109,275                 106,783

Property, plant and equipment, net            38,771                  40,331
Goodwill                                      12,591                  12,854
Deferred income taxes                         14,680                  16,230
Other assets                                   9,026                   9,097
                                              ------                  ------
                                            $184,343                $185,295
                                            --------                --------
                                            --------                --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                $831                  $3,522
   Current maturities on long-term debt        2,854                   2,849
   Accounts payable                           17,897                  21,746
   Accrued liabilities                        32,085                  35,050

       3                                      ------                  ------
Total current liabilities                     53,667                  63,167

Long-term debt                                21,631                  14,958
Accrued retirement benefits                   38,639                  39,680
                                              ------                  ------
                                             113,937                 117,805

Minority interest                                527                     591

Shareholders' equity:
Common stock                                  11,653                  11,653
Retained earnings                             93,277                  89,316
Unearned Compensation                           (135)                   (203)
Accumulated other comprehensive loss         (19,478)                (17,567)
                                             --------                --------
                                              85,317                  83,199
   Less treasury stock, at cost               15,438                  16,300
                                              ------                  ------
   Total shareholders' equity                 69,879                  66,899
                                              ------                  ------
                                            $184,343                $185,295
                                            --------                --------
                                            --------                --------
